Fellows Energy Completes Restructuring of Utah Gas Production Properties and Arranges for Redemption of Floating Rate Convertible Debentures

Thursday August 9, 12:02 pm ET

BROOMFIELD, Colo.--(BUSINESS WIRE)--Fellows Energy Ltd. (OTCBB: FLWE; "Fellows"), an early stage oil and gas company focused on exploration and production of natural gas and oil in the Rocky Mountain Region, announced today that it has completed the sale of its interests in the Carbon County Project to its joint venture partner, Thunderbird Energy Corp. ("Thunderbird") for $1.65 million in cash paid directly to Fellows debenture holders and the assumption of another $1.35 in project debt and other obligations. Fellows purchased its interests in the Carbon County Project for $1.5 million in 2006.

Fellows will retain its interests in the 5,242 acres held in the adjacent Gordon Creek project. Development drilling on the Carbon County project by Thunderbird after closing the sale will be in relative proximity to the Gordon Creek acreage, potentially enhancing its value and serving to promote its ultimate development.

In addition, as announced previously, Thunderbird and Fellows have agreed for the expenditure of funds by Thunderbird for the drilling and completion of three wells to the Dakota formation on the Weston County project, upon Thunderbird's final acquisition of a 50% interest in that project. Fellows estimates that the cost of such drilling will be approximately $3.5 million. Upon the completion of such expenditures within the next 24 months, Thunderbird will receive an additional 25% working interest in the Weston County project. Fellows will reserve the option to commence drilling under the previous joint venture structure if Thunderbird does not commence drilling by May 31, 2008.

Fellows has negotiated, subject to final documentation and applicable approvals, to redeem the outstanding convertible debentures held by Palisades Master Fund, L.P. ("Palisades") and Crescent International Ltd. ("Crescent") (including those formerly held by JGB Capital L.P.). With the funds received from the sale of the Carbon County Project, Fellows redeemed a portion of the outstanding debentures, and will redeem, at a discount to face value, the remaining outstanding debentures issued to Palisades and Crescent by December 2007. Fellows plans to obtain the financing to make such payments from joint venture financings currently being negotiated on a portion of its other projects.

"We are excited to complete these transactions and now look forward to redeeming the remaining debentures at a discount," said Fellows president, George Young. "Not only does the sale price represent a significant gain over what we paid for those interests a year ago, but it will also strengthen our capital structure, improve our balance sheet by retiring debt, and at the same time provide for the potential development of our properties, including the adjacent Gordon Creek acreage. We now expect to have three quality projects advancing in their development through the expenditures of joint venture partners."

Fellows had planned, pursuant to a previous agreement, to provide for the redemption of the remaining debentures at a conversion price of $0.1375 per share, subject to the approval of shareholders of an increase in the number of its authorized shares. However, shareholder approval for the increase was not obtained, and Fellows negotiated the discount for making payment in cash in lieu of shares as described above.

About Fellows Energy

Fellows is an early stage oil and gas company led by an experienced management team focused on exploration and production of natural gas and oil in the Rocky Mountain Region using traditional and new technologies. For additional information please go to www.fellowsenergy.com.

Management hopes these transactions will bring additional value to the shareholders of Fellows Energy. There is no guarantee that the transactions will increase the value of its shares of common stock, or that Fellows will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of Fellows' common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions; availability of capital; unfavorable geologic conditions; the complexity of coal bed methane exploration and production; and prevailing prices for natural gas and general regional economic conditions. Fellows assumes no obligation to update the information contained in this press release.

Contact:

Fellows Energy Ltd.
George S. Young, 303-926-4415
Shane Reeves, 303-926-4415
or
Investor & Public Relations
Harvey Goralnick/Alison Hart, 212-752-9445
hg@focuspartners.com